AGREEMENT AND PLAN OF MERGER

                                  by and among

                         NEW VISUAL ENTERTAINMENT, INC.,

                          INTELECON ACQUISITION, INC.,

                            INTELECON SERVICES, INC.,

                                   and certain

                                 SHAREHOLDERS OF
                            INTELECON SERVICES, INC.



                           Dated as of March 30, 2000

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                                TABLE OF CONTENTS

                                                                                                               PAGE
ARTICLE I                  THE MERGER
         1.1      The Merger..............................................................................        1
         1.2      The Closing.............................................................................        2
         1.3      Effective Time..........................................................................        2

ARTICLE II                 THE SURVIVING CORPORATION
         2.1      Certificate of Incorporation............................................................        2
         2.2      Bylaws..................................................................................        2
         2.3      Directors...............................................................................        2
         2.4      Officers................................................................................        2

ARTICLE III                CONVERSION OF INTELECON STOCK
         3.1      Conversion of Intelecon Stock...........................................................        3
         3.2      Exchange of Certificates................................................................        4
         3.3      Escrow Shares...........................................................................        5
         3.4      Restrictions Against Transfer...........................................................        5

ARTICLE IV                 REPRESENTATIONS AND WARRANTIES
         4.1      Representations and Warranties of Intelecon and the Shareholders........................        6
                  4.1.1    Authorization..................................................................        6
                  4.1.2    Corporate Status...............................................................        6
                  4.1.3    Capitalization.................................................................        7
                  4.1.4    No Conflicts...................................................................        7
                  4.1.5    Financial Statements...........................................................        8
                  4.1.6    Absence of Undisclosed Liabilities.............................................        8
                  4.1.7    Taxes..........................................................................        9
                  4.1.8    Absence of Changes.............................................................       10
                  4.1.9    Litigation.....................................................................       12
                  4.1.10   Compliance with Laws; Governmental Approvals...................................       12
                  4.1.11   Title to Assets................................................................       12
                  4.1.12   Contracts......................................................................       13
                  4.1.13   Territorial Restrictions.......................................................       15
                  4.1.14   Inventories....................................................................       15
                  4.1.15   Bank Accounts..................................................................       15
                  4.1.16   Licenses.......................................................................       15
                  4.1.17   Intellectual Property..........................................................       16
                  4.1.18   Insurance......................................................................       17
                  4.1.19   Environmental Matters..........................................................       17
                  4.1.20   Employees and Labor Matters....................................................       18
                  4.1.21   Employee Benefit Plans and Related Matters.....................................       19
                  4.1.22   Brokers; Finders, etc..........................................................       21

AGREEMENT AND PLAN OF MERGER - PAGE i
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                  4.1.23   Disclosure.....................................................................       21
                  4.1.24   Investment Intent..............................................................       21
                  4.1.25   Accounts Receivable............................................................       22
         4.2.     Representations and Warranties of New Visual and Acquisition............................       22
                  4.2.1    Authorization..................................................................       22
                  4.2.2    Corporate Status...............................................................       23
                  4.2.3    Capitalization.................................................................       23
                  4.2.4    No Conflicts...................................................................       24
                  4.2.5    Brokers; Finders, etc..........................................................       24
                  4.2.6    Validity of Merger Shares......................................................       24
                  4.2.7    SEC Reports and Financial Statements...........................................       25
                  4.2.8    Absence of Certain Changes.....................................................       25
                  4.2.9    Litigation.....................................................................       25
                  4.2.10   Disclosure.....................................................................       25
                  4.2.11   Absence of Undisclosed Liabilities.............................................       25

ARTICLE V                  COVENANTS
         5.1.     Conduct of Business.....................................................................       26
         5.2      No Solicitation.........................................................................       28
         5.3      Access and Information; Cooperation for SEC Filings by New Visual;
                    Schedules.............................................................................       29
         5.4      Public Announcements....................................................................       30
         5.5      Vote or Consent on Merger; Other Actions................................................       30
         5.6      Financial Statements....................................................................       31
         5.7      Further Actions.........................................................................       31
         5.8      Further Assurances......................................................................       32
         5.9      Election of Officers and Directors......................................................       32
         5.10     Employee Benefits.......................................................................       32

ARTICLE VI                 CONDITIONS PRECEDENT
         6.1      Conditions to Obligations of Each Party.................................................       33
                  6.1.1    No Injunction, etc.............................................................       33
         6.2      Conditions to Obligations of New Visual and Acquisition.................................       33
                  6.2.1    Representations; Performance...................................................       33
                  6.2.2    Consents ......................................................................       33
                  6.2.3    No Material Adverse Effect.....................................................       34
                  6.2.4    Transaction Agreements ........................................................       34
                  6.2.5    Estoppel Letters...............................................................       34
                  6.2.6    1999 Financial Statements......................................................       34
                  6.2.7    Intelecon Liabilities..........................................................       34
                  6.2.8    Greenbriar Transactions........................................................       34
                  6.2.9    No Liens on Intelecon Shares...................................................       35
                  6.2.10   Debt Exchange Agreement........................................................       35

AGREEMENT AND PLAN OF MERGER - PAGE ii
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                  6.2.11   Loan Agreement.................................................................       35

         6.3      Conditions to Obligations of Intelecon and the Shareholders.............................       35
                  6.3.1    Representations; Performance, etc..............................................       35
                  6.3.2    Transaction Agreements.........................................................       36
                  6.3.3    Consents ......................................................................       36
                  6.3.4    Funding Commitment.............................................................       36
                  6.3.5    NASDAQ Application.............................................................       36

ARTICLE VII                TERMINATION
         7.1      Termination.............................................................................       36
         7.2      Effect of Termination...................................................................       38

ARTICLE VIII               INDEMNIFICATION; MISCELLANEOUS
         8.1      Indemnification   ......................................................................       39
         8.2      Survival of Representations and Warranties; etc.........................................       41
         8.3      Expenses ...............................................................................       41
         8.4      Severability............................................................................       41
         8.5.     Notices  ...............................................................................       42
         8.6.     Miscellaneous...........................................................................       43
                  8.6.1    Headings ......................................................................       43
                  8.6.2    Entire Agreement...............................................................       43
                  8.6.3    Counterparts...................................................................       43
                  8.6.4    Governing Law..................................................................       43
                  8.6.5    Arbitration....................................................................       43
                  8.6.6    Binding Effect.................................................................       43
                  8.6.7    Assignment.....................................................................       44
                  8.6.8    No Third Party Beneficiaries ..................................................       44
                  8.6.9    Amendment; Waiver, etc.........................................................       44
                  8.6.10   Confidentiality................................................................       44
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LIST OF EXHIBITS

Exhibit A - List of Shareholders
Exhibit B - Letter of Transmittal
Exhibit C - Form of Employment Agreement of Eddie Vakser
Exhibit D - Form of Employment Agreement of Vladimir Vakser
Exhibit E - Form of Shareholders' Release
Exhibit F - Form of Escrow Agreement

AGREEMENT AND PLAN OF MERGER - PAGE iii
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                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER, dated as of March 30, 2000, by and among New Visual Entertainment, Inc., a Utah corporation ("New Visual"), Intelecon Acquisition, Inc., a Delaware corporation ("Acquisition"), Intelecon Services, Inc., a Texas corporation ("Intelecon"), and the shareholders of Intelecon listed on Exhibit A hereto as parties to this Agreement (collectively, the "Shareholders" and severally, a "Shareholder").

         WHEREAS, each of New Visual, Acquisition and Intelecon desire to effect a business combination pursuant to which Intelecon will be merged with and into Acquisition and the holders of common stock, $0.01 par value, of Intelecon ("Intelecon Common Stock") will receive shares of common stock, par value $0.001 per share, of New Visual ("New Visual Common Stock") in exchange for their shares of Intelecon Common Stock (the "Merger");

         WHEREAS, the Boards of Directors of New Visual, Acquisition and Intelecon each have approved the Merger provided for herein upon the terms and subject to the conditions set forth herein;

         WHEREAS, the Shareholders, the beneficial owners and holders of record of at least 97% of the issued and outstanding common stock of Intelecon, desire to join in and be a party to this Agreement;

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements made herein and of the mutual benefits to be derived hereby, the parties hereto agree as follows:

                                    ARTICLE 1
                                   THE MERGER

         1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Intelecon shall be merged with and into Acquisition (the "Merger") and the separate corporate existence of Intelecon shall thereupon cease. Acquisition shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in Section 259 of the Delaware General Corporation Law (the "DGCL") and Section 5.06 of the Texas

AGREEMENT AND PLAN OF MERGER - PAGE 1
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Business Corporation Act (the "TBCA"). Notwithstanding anything to the contrary herein, upon the mutual agreement of New Visual and Intelecon, the Merger shall be restructured in the form of a reverse triangular merger of Acquisition into Intelecon, with Intelecon being the surviving corporation. In such event, this Agreement shall be deemed appropriately modified to reflect such form of merger.

         1.2 THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the office of Arter & Hadden LLP, 1717 Main Street, Suite 4100, Dallas, Texas 75201, at 9:00 a.m., Central time, on the fifth business day following the day on which the last to be fulfilled or waived of the conditions set forth in Article 6 shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as New Visual and Intelecon may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date".

         1.3 EFFECTIVE TIME. If the conditions to the Merger set forth in
Article 6 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 7, the parties hereto shall cause a Certificate of Merger meeting the requirements of Section 252 of the DGCL and Articles of Merger meeting the requirements of Section 5.04 of the TBCA to be properly executed and filed in accordance with such sections as soon as practicable after the Closing. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

                                   ARTICLE II
                            THE SURVIVING CORPORATION

         2.1 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Acquisition in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable law, except that the name of the Surviving Corporation shall be "Intelecon Services, Inc."

         2.2 BYLAWS. The Bylaws of Acquisition in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

         2.3 DIRECTORS. The directors of Acquisition immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time.

         2.4 OFFICERS. The officers of Acquisition immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time.

AGREEMENT AND PLAN OF MERGER - PAGE 2
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                                   ARTICLE III
                          CONVERSION OF INTELECON STOCK

         3.1 CONVERSION OF INTELECON STOCK.

         (a) At the Effective Time, each share of common stock, par value $.01 per share, of Acquisition outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one share of common stock, par value $.01 per share, of the Surviving Corporation.

         (b) Subject to the provisions of Sections 3.1(d) and 3.2(d) hereof, at the Effective Time, the shares of Intelecon Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive an aggregate of 5,500,000 shares of New Visual Common Stock (the "Merger Shares"). Two million (2,000,000) shares of the Merger Shares shall be referred to herein as the "Initial Shares" and the remaining 3,500,000 shares shall be referred to as the "Escrow Shares."

         (c) As a result of the Merger and without any action on the part of the holder thereof, all shares of Intelecon Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate (a "Certificate") representing any shares of Intelecon Common Stock shall thereafter cease to have any rights with respect to such shares, except the right to receive upon the surrender of such Certificate, without interest, the New Visual Common Stock and cash (in lieu of fractional shares) into which the shares represented by such Certificate have been converted in accordance with Sections 3.1(b), 3.2(d) and 3.3 of this Agreement.

         (d) Each share of Intelecon Common Stock issued and held in Intelecon's treasury at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor.

         (e) All options (individually, an "Intelecon Option" and collectively, the "Intelecon Options") outstanding immediately prior to the Effective Time under Intelecon's 1997 Stock Option Plan, as amended (the "Intelecon Stock Option Plan"), shall remain outstanding following the Effective Time. At the Effective Time, such Intelecon Options shall, by virtue of the Merger and without any further action on the part of Intelecon or the holder of any such Intelecon Options, be assumed by New Visual in such manner that New Visual (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applied" within the meaning of Section 424 of the Code, or (ii) to the extent that Section 424 of the Code does not apply to any such Intelecon Options, would be such a corporation if Section 424 was applicable to such option. Each Intelecon Option assumed by New Visual shall be exercisable upon the same terms and conditions as under the applicable Intelecon Stock Option Plan and the applicable option agreement issued thereunder, except that (i) each such Intelecon Option shall (for every share of Intelecon Common Stock covered thereby) be exercisable for 4.873 shares of New Visual Common Stock (to the nearest whole share), and (ii) the option price per share of New Visual Common

AGREEMENT AND PLAN OF MERGER - PAGE 3
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Stock shall be an amount equal to the option price per share of Intelecon Common
Stock subject to such Intelecon Option in effect immediately prior to the Effective Time divided by 4.873 (the price per share, as so determined, being rounded down to the nearest full cent). Within ten days after the Closing Date, New Visual shall notify each holder of an option under the Intelecon Stock
Option Plan of the assumption of such options by New Visual and the revisions to the options effected thereby. No payment shall be made for fractional interests. >From and after the date of this Agreement, no additional options shall be granted by Intelecon under the Intelecon Stock Option Plan or otherwise.

         3.2 EXCHANGE OF CERTIFICATES.

         (a) At or after the Effective Time, each holder of Certificates theretofore representing shares of Intelecon Common Stock, upon the surrender thereof to New Visual together with a duly executed and completed Letter of Transmittal, in the form attached hereto as Exhibit B ("Letter of Transmittal"), shall be entitled to receive in exchange therefor the shares of New Visual Common Stock and cash (in lieu of fractional shares) into which such shares of Intelecon Common Stock have been converted as provided in Sections 3.1 and 3.2(d) hereof (other than the portion of such shares of New Visual Common Stock that comprise Escrow Shares), and the Certificate so surrendered shall be canceled. No interest will be paid or accrued on the value of any New Visual Common Stock payable to holders of Certificates. Until so surrendered, each Certificate shall be deemed for all purposes, other than as provided below with respect to the payment of dividends or other distributions, if any, in respect of New Visual Common Stock, to represent the number of whole shares of New Visual Common Stock and cash (in lieu of fractional shares) into which the shares of Intelecon Common Stock theretofore represented thereby shall have been converted.

         (b) Notwithstanding any other provisions of this Agreement, no dividends on New Visual Common Stock shall be paid with respect to any shares of Intelecon Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holders of the Certificates representing whole shares of New Visual Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of New Visual Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of New Visual Common Stock, less the amount of any withholding taxes which may be required thereon.

         (c) At or after the Effective Time, there shall be no transfers on the stock transfer books of Intelecon of the shares of Intelecon Common Stock which were outstanding immediately prior to the Effective Time.

AGREEMENT AND PLAN OF MERGER - PAGE 4
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         (d) No fractional shares of New Visual Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional shares of New Visual Common Stock pursuant to Section 3.1 hereof, cash adjustments will be paid to holders in respect of any fractional shares of New Visual Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to such fractional proportion of the "Average Price" of a share of New Visual Common Stock, as defined in this section 3.2(d). As used herein, the "Average Price" of a share of New Visual Common Stock shall be the average of the closing bid prices thereof on the OTC Bulletin Board of the National Association of Securities Dealers or, if not quoted at such time on the OTC Bulletin Board, in the NQB Pink Sheets published by the National Quotation Bureau Incorporated, in each case over the five trading days immediately preceding the Closing Date.

         3.3 ESCROW SHARES. As soon as practicable after the Effective Time, New Visual shall deposit the Escrow Shares with the escrow agent under an escrow agreement substantially in the form of Exhibit F attached hereto (the "Escrow Agreement"). The Escrow Shares shall be held by the escrow agent during the period specified in the Escrow Agreement, and shall be released to the former holders of Intelecon Common Stock or New Visual, or both, as the case may be, only in accordance with the terms thereof.

         3.4 RESTRICTIONS AGAINST TRANSFER. In addition to any restrictions on transfer prescribed by state or federal law, the Merger Shares shall be subject to the following restrictions on transfer:

         (a) Neither the Merger Shares, nor any right or interest therein, shall be sold, transferred, assigned, or otherwise disposed of, whether voluntarily or by operation of law, by the holder thereof before the expiration of eighteen
(18) months from the Effective Time of the Merger (in the case of the Initial Shares) or the release of such shares from escrow pursuant to the Escrow Agreement (in the case of the Escrow Shares)(the "Lock-Up Period").

         (b) Following the expiration of the Lock-Up Period, no holder of Merger Shares shall, during any thirty (30) day period, sell, transfer, assign or otherwise dispose of more than ten percent (10%) of the sum of the total number of Initial Shares issued to such holder and the total number of Escrow Shares that have been released to such holder from escrow pursuant to this Agreement and the Escrow Agreement. The sale of Merger Shares by one holder of Merger Shares shall not prohibit the sale of Merger Shares by another holder of Merger Shares during the same thirty (30) day period.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

         4.1 REPRESENTATIONS AND WARRANTIES OF INTELECON AND THE SHAREHOLDERS. Intelecon and each Shareholder represents and warrants to New Visual and Acquisition as follows:

         4.1.1 AUTHORIZATION. Intelecon has the requisite corporate power and authority to execute and deliver this Agreement and all agreements contemplated

AGREEMENT AND PLAN OF MERGER - PAGE 5
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hereby (collectively, the "Transaction Agreements"), and, subject only to the approval of this Agreement and the transactions contemplated hereby by the holders of two-thirds of the outstanding shares of Intelecon Common Stock (the "Requisite Shareholder Approval"), to perform fully its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Intelecon of this Agreement and the other Transaction Agreements and, subject to obtaining the Requisite Shareholder Approval, the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action of Intelecon. Intelecon and the Shareholders have duly executed and delivered this Agreement and on the Closing Date Intelecon and the Shareholders will have duly executed and delivered the Transaction Agreements to which they are parties. Subject to obtaining the Requisite Shareholder Approval, this Agreement is, and on the Closing Date each of the Transaction Agreements will be, legal, valid and binding obligations of Intelecon and/or the Shareholders, as the case may be, enforceable against each of them in accordance with their respective terms, except as may be limited by applicable bankruptcy and other laws regarding creditors' rights generally, and general principles of equity.

         4.1.2 CORPORATE STATUS.

               (a) Intelecon is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, with full corporate power and authority to carry on its business and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated.

               (b) Intelecon is duly qualified or licensed to do business in the jurisdictions specified in Schedule 4.1.2, which are the only jurisdictions in which the operation of its business or the character of the properties owned, leased or operated by it makes such qualification or licensing necessary.

               (c) Within ten days after the date hereof, Intelecon will deliver to New Visual complete and correct copies of its articles of incorporation and bylaws, each as amended and in effect on the date so delivered. Intelecon is not in violation of any of the provisions of its articles of incorporation or bylaws. The minute books and other corporate records of Intelecon contain a true and complete record of all action taken at all meetings and by all written consents in lieu of meetings of the shareholders, the Board of Directors and committees of the Board of Directors of Intelecon. The stock transfer ledgers and other similar records of Intelecon currently reflect all record transfers prior to the execution of this Agreement in the capital stock of Intelecon.

         4.1.3 CAPITALIZATION.

               (a) The authorized capital stock of Intelecon consists solely of (i) 25,000,000 shares of Intelecon Common Stock, of which 410,421 shares are issued and outstanding and no shares are held in its treasury, and (ii) 500 shares of preferred stock, $1.00 par value ("Intelecon Preferred Stock"), of which 100 shares of 1998 Cumulative Redeemable Preferred Stock are issued and outstanding and no shares are held in its treasury. All issued and outstanding

AGREEMENT AND PLAN OF MERGER - PAGE 6
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shares of Intelecon Common Stock and Intelecon Preferred Stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. Except as set forth in Schedule 4.1.3, all shares of Intelecon Common Stock are owned by the Shareholders and Ikso Vakser, free and clear of all liens, pledges, assessments, charges, security interests, claims or other encumbrances of any kind (each, a "Lien"). All shares of Intelecon Preferred Stock are owned by Greenbriar, Ltd., an Isle of Man company ("Greenbriar").

               (b) Except for (i) options to purchase an aggregate of 14,300 shares of Intelecon Common Stock granted under the Intelecon Stock Option Plan, and (ii) that certain Warrant issued to Greenbriar by Intelecon, dated November 1, 1998 (the "Greenbriar Warrant"), no subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind obligating Intelecon, contingently or otherwise, to issue or sell, or cause to be issued or sold, any shares of Intelecon Common Stock, or any securities convertible into or exchangeable for any such shares, are outstanding, and no authorization therefor has been given. There are no outstanding contractual or other rights or obligations to or of Intelecon to repurchase, redeem or otherwise acquire any outstanding shares of Intelecon Common Stock.

               (c) Intelecon does not own directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities).

         4.1.4 NO CONFLICTS. The execution, delivery and performance by Intelecon and the Shareholders of this Agreement and of the other Transaction Agreements to which they are parties, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both), create in any other person a right or claim of termination, amendment, modification, acceleration or cancellation of, or result in the creation of any Lien (or any obligation to create any Lien) upon any of the properties or assets of Intelecon under, (i) any law, statute, ordinance, governmental rule or regulation (each, a "Law") applicable to Intelecon or any of its properties or assets, or to any Shareholder, (ii) the articles of incorporation or bylaws of Intelecon or (iii) except as set forth in Schedule 4.1.4., any contract (whether written or oral), agreement, arrangement or other instrument (each, a "Contract") to which Intelecon or any Shareholder is a party or by which Intelecon, any Shareholder or any of the properties or assets of Intelecon may be bound or affected, except, in the case of clause (iii), for violations or defaults that, individually and in the aggregate, would not have a material adverse effect on the business, results of operations, condition (financial or otherwise) or prospects of Intelecon (a "Material Adverse Effect") and would not materially impair the ability of Intelecon or any Shareholder to perform its obligations hereunder or under the other Transaction Agreements to which they are parties. Except as specified in Schedule 4.1.4, no governmental approval or other approval or other consent of any party is required to be obtained or made by Intelecon or any Shareholder in connection with the execution and delivery of this Agreement or the other Transaction Agreements or the consummation of the transactions contemplated hereby or thereby.

AGREEMENT AND PLAN OF MERGER - PAGE 7
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         4.1.5    FINANCIAL STATEMENTS.

         (a) Intelecon has delivered to New Visual complete and correct copies of (a) the balance sheets as of December 31, 1997 and December 31, 1996 of Intelecon and the related statements of income, changes in shareholders' equity and changes in cash flows for the respective years then ended, the related notes and schedules thereto, and the report of its independent public accountants with respect thereto (collectively, the "Audited Financial Statements"), and (b) the unaudited balance sheet (the "Latest Balance Sheet") as of December 31, 1999 (the "Balance Sheet Date") and December 31, 1998 of Intelecon and the related unaudited statements of income for the periods then ended and the related notes and schedules, if any, thereto (collectively, the "Unaudited Financial Statements").

         (b) The Audited Financial Statements are, and the 1999 Financial Statements (as defined in Section 5.6) will be when delivered, complete and correct in all material respects, have been derived from the accounting books and records of Intelecon and have been and will be, as applicable, prepared in accordance with generally accepted accounting principles ("GAAP") throughout the periods indicated. The Unaudited Financial Statements have been prepared in all material respects on a basis consistent with the Audited Financial Statements.

         (c) The balance sheets included in the Audited Financial Statements and the Unaudited Financial Statements (collectively, the "Financial Statements") present fairly the financial position of Intelecon as of the respective dates thereof, and the related statements of income, changes in shareholders' equity and changes in cash flows included in such Financial Statements present fairly the result of operations, changes in shareholders' equity and changes in cash flows of Intelecon for the respective periods indicated.

         (d) The 1999 Financial Statements (as defined in Section 5.6) will, when delivered, present fairly the financial position of Intelecon at December 31, 1999 and December 31, 1998 and the result of operations, changes in shareholders' equity and changes in cash flows of Intelecon for the years then ended.

         4.1.6. ABSENCE OF UNDISCLOSED LIABILITIES. Intelecon has no liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except (a) as set forth in Schedule 4.1.6, (b) as and to the extent disclosed and adequately reserved against in the Latest Balance Sheet (excluding the notes thereto) and
(c) for liabilities and obligations that (i) were incurred after the Balance Sheet Date, in the ordinary course of business consistent with prior practice and (ii) individually and in the aggregate are not material to Intelecon and have not had or resulted in, and will not have or result in, a Material Adverse Effect.

         4.1.7 TAXES.

               (a) All federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, stamp, occupation, customer

AGREEMENT AND PLAN OF MERGER - PAGE 8
duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative, add-on minimum taxes, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto (each, a "Tax" and collectively, "Taxes") that are or may be required to be paid, collected or withheld by or with respect to Intelecon or any of its assets or properties on or before the Closing Date or that are chargeable as a Lien on any assets or properties of Intelecon have been timely paid or collected or withheld and remitted to the appropriate taxing or other governmental authorities, except (i) as set forth on Schedule 4.1.7, (ii) for any Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto have been established and are being maintained in accordance with GAAP and (iii) for any Taxes that are not yet due and payable and are adequately reserved in the Latest Balance Sheet or have arisen in the ordinary course of business since the Balance Sheet Date and before the Closing Date.

               (b) Except as set forth on Schedule 4.1.7 and without limiting the representation made in Section 4.1.7(a), all federal, state, local and foreign tax returns that are or may be required to be filed by or with respect to Intelecon, or any of its assets or properties, on or before the Closing Date have been timely filed with the appropriate taxing or other governmental authorities and have reflected only such positions on such tax returns as were believed in good faith by the person preparing each such tax return and the person on whose behalf each such tax return was filed to be supported under then prevailing Law. All Taxes shown to be due on each such tax return have been paid.

               (c) Except as set forth on Schedule 4.1.7, Intelecon (i) has not received any written notice of deficiency or assessment from any taxing or other governmental authority with respect to Taxes, (ii) is not currently under, and has not received notice of commencement of, any audit by any taxing or other governmental authority concerning any Taxes and (iii) has not executed any waiver of the statute of limitations with respect to any taxable period.

               (d) Except as set forth on Schedule 4.1.7, (i) no written ruling (as such term is used in the Code) has been received from, and no closing or other similar agreement has been executed with, any taxing or other governmental authority that will be binding upon Intelecon or any of its assets or properties after the Closing and (ii) no power of attorney has been given by or with respect to Intelecon to any person with respect to Taxes that will be binding upon Intelecon.

         4.1.8 ABSENCE OF CHANGES. Except as set forth in Schedule 4.1.8, since the Balance Sheet Date, Intelecon has conducted its business only in the ordinary course consistent with prior practice and has not:

               (a) suffered any Material Adverse Effect;

               (b) declared, set aside, made or paid any dividend or other distribution in respect of its capital stock or otherwise purchased or redeemed, directly or indirectly, any shares of its capital stock;

AGREEMENT AND PLAN OF MERGER - PAGE 9

               (c) issued or sold any shares of its capital stock, or any securities convertible into or exchangeable for any such shares, or issued, sold, granted or entered into any subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind, contingent or otherwise, to purchase or otherwise acquire any such shares or any securities convertible into or exchangeable for any such shares;

               (d) incurred any indebtedness for borrowed money, issued or sold any debt securities or prepaid any debt (including, without limitation, any borrowings from or prepayments to any Shareholder), except for borrowings and prepayments in the ordinary course of business;

               (e) mortgaged, pledged or otherwise subjected to any Lien, any of its properties or assets, tangible or intangible, except for (i) mortgages and encumbrances which secure indebtedness which is properly reflected in the Latest Balance Sheet; (ii) Liens filed of record; (iii) Liens for taxes accrued but not yet payable; (iv) Liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after the Balance Sheet Date; PROVIDED that the obligations secured by such Liens are not delinquent or are being contested in good faith; (v) such imperfections of title and encumbrances, if any, as do not materially detract from the value of or materially interfere with the present use of any of such properties or assets or the pending sale of any of such owned properties or assets; and (vi) capital leases, if any, with third parties for fair and adequate consideration (collectively, "Permitted Liens");

               (f) forgiven, cancelled, compromised, waived or released any debts, claims or rights, except for debts of, or claims and rights against, persons other than any Shareholder that have been forgiven, cancelled, compromised, waived or released in the ordinary course of business;

               (g) paid or committed to pay any bonus, other incentive compensation, change in control or similar compensation to any officer, director, employee, Shareholder or affiliate, or granted or committed to grant to any officer, director, employee, Shareholder or affiliate any other increase in, or additional, compensation in any form;

               (h) entered into, instituted, adopted or amended or committed to enter into, institute, adopt or amend any employment, consulting, retention, change-in-control, collective bargaining, bonus or other incentive compensation, profit-sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other employment, compensation or benefit plan, policy, agreement, trust, fund or arrangement in respect of or for the benefit of any officer, director, employee, Shareholder or affiliate;

               (i) encountered any labor union organizing activity or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, or had any material adverse change in its relations with its employees, agents, customers or suppliers;

               (j) amended either of its articles of incorporation or bylaws;

AGREEMENT AND PLAN OF MERGER - PAGE 10

               (k) changed in any respect its accounting practices, policies or principles;

               (l) incurred, assumed, guaranteed or otherwise become directly or indirectly liable with respect to any liability or obligation in excess of $500,000 in each case or $750,000 in the aggregate at any one time outstanding (whether absolute, accrued, contingent or otherwise and whether direct or indirect, or as guarantor or otherwise with respect to any liability or obligation of any other person) other than agreements for purchases of goods or services in the ordinary course of business;

               (m) sold any assets with a value in excess of $100,000 in each case or $250,000 in the aggregate, other than inventory in the ordinary course of business;

               (n) received any notice of termination of any Contract which, in any case or in the aggregate, would have or result in a Material Adverse Effect;

               (o) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign patents, copyrights, trademarks, service marks, trade names, trade dress, logos, business and product names, slogans, inventions, trade secrets, industrial models, formulas, processes, designs, confidential and technical information, manufacturing, engineering and technical drawings, product specifications, know-how, and intellectual property rights to or similar to and registrations and applications for registration relating to any of the foregoing ("Intellectual Property"), or modified any existing rights with respect thereto;

               (p) suffered any damage, destruction or loss (whether or not covered by insurance), or any employment-related problem, that, individually or in the aggregate, would have or result in a Material Adverse Effect;

               (q) made any capital expenditures or capital additions or improvements in excess of an aggregate of $250,000;

               (r) instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body involving amounts in excess of $50,000;

               (s) entered into any transaction, Contract or commitment other than in the ordinary course of business, or paid or agreed to pay any legal, accounting, brokerage or finder's fees, taxes or other expenses in connection with, or incurred any severance pay obligations by reason of, this Agreement, the other Transaction Agreements or the transactions contemplated hereby or thereby; or

               (t) taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.

         4.1.9 LITIGATION. Except as set forth in Schedule 4.1.9, there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation,

AGREEMENT AND PLAN OF MERGER - PAGE 11
summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the knowledge of Intelecon or any Shareholder, threatened against or relating to Intelecon or against or relating to the transactions contemplated by this Agreement or the other Transaction Agreements, and neither Intelecon nor any Shareholder knows or has reason to be aware of any basis for the same.

         4.1.10 COMPLIANCE WITH LAWS; GOVERNMENTAL APPROVALS.

                (a) Except as disclosed in Schedule 4.1.10(a), Intelecon is not, and since January 1, 1997, Intelecon has not been, in violation of or default under any Law applicable to it or any of its properties or business, except for any such violations or defaults that, individually and in the aggregate, have not had and will not have a Material Adverse Effect. Neither Intelecon nor any Shareholder has received any notice alleging any such violation or default.

                (b) Except as disclosed in Schedule 4.1.10(b), all material governmental approvals necessary for the conduct of the business and operations of Intelecon have been duly obtained and are in full force and effect. As of the date hereof, there are no proceedings pending or, to the knowledge of Intelecon or any Shareholder, threatened that could result in the revocation, cancellation or suspension, or any materially adverse modification, of any such governmental approval, and the execution and delivery of this Agreement and the other Transaction Agreements, and the consummation of the transactions contemplated hereby and thereby will not result in any such revocation, cancellation, suspension or modification.

         4.1.11 TITLE TO ASSETS.

                (a) On the Balance Sheet Date, Intelecon had and, except with respect to assets disposed of for adequate consideration in the ordinary course of business since such date, as of the date of this Agreement, has good and merchantable title to all real property and all other material properties and assets reflected on the Latest Balance Sheet, and has good and merchantable title to all real property and all other material properties and assets acquired since such date, in each case free and clear of all Liens except for Permitted Liens. Intelecon owns, or has valid leasehold interests in or license to, all material properties and assets used in the conduct of the business of Intelecon as now conducted. Intelecon has adequate rights of ingress and egress with respect to its real property and all buildings, structures, facilities, fixtures and other improvements thereon. Within ten days after the date hereof, Intelecon will deliver or make available to New Visual copies of the deeds and other instruments (as recorded) by which Intelecon acquired such real property, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Intelecon or any Shareholder and relating to such real property.

                (b) With respect to each lease of any real property or a material amount of personal property to which Intelecon is a party, (i) such lease is a legal, valid and binding agreement, is in full force and effect and is enforceable in accordance with its terms; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid; (iii) there exists no default, or event, occurrence, condition or act, which with the giving

AGREEMENT AND PLAN OF MERGER - PAGE 12
of notice, the lapse of time or the happening of any further event, occurrence, condition or act would become a default under such lease; and (iv) the execution and delivery of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby will not constitute a breach under, or cause a termination of, such lease.

                (c) Intelecon does not have any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its assets; or to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.

                (d) None of Intelecon's real property, buildings, structures, facilities, fixtures or other improvements, or the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable Law in any material respect.

                (e) The improvements on Intelecon's real property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and there are no condemnation or appropriation proceedings pending or, to the knowledge of Intelecon or any Shareholder, threatened against any of such real property or the improvements thereon. There is no writ, injunction, decree, order or judgment outstanding, nor any action, claim, suit or proceeding, pending or, to the knowledge of Intelecon or any Shareholder, threatened, relating to the ownership, lease, use, occupancy or operation of any such real property or the improvements thereon.

         4.1.12 CONTRACTS.

                (a) Schedule 4.1.12(a) contains a complete and correct list of all Contracts of the types described below (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been made available to New Visual prior to the date of this Agreement), to which Intelecon is a party or by which any of its assets or properties is bound:

                    (i) leases, licenses, and other material Contracts concerning or relating to real property;

                    (ii) written or oral employment Contracts for officers, directors, management or key personnel, consulting, agency, collective bargaining or other similar Contracts and agreements under which current or future obligations exist relating to or for the benefit of current, future or former employees, officers, directors, sales representatives, distributors, dealers, agents, independent contractors or consultants, in each case that are not cancelable on notice of 30 days or less and do not require payments in the event of termination;

                    (iii) loan agreements, indentures, letters of credit, mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, and other agreements and instruments effecting, evidencing or securing the borrowing of money or obtaining of or extension of credit (other than ordinary trade credit);

AGREEMENT AND PLAN OF MERGER - PAGE 13

                    (iv) brokerage or finder's agreements;

                    (v) joint venture, partnership and similar Contracts involving a sharing of profits or expenses;

                    (vi) asset purchase agreements and other acquisition or divestiture agreements (other than agreements for sales of inventory in the ordinary course of business) and any agreements relating to the sale, lease or disposal of any capital assets in the amount of $100,000 or more;

                    (vii) other Contracts with respect to which the aggregate amount that could reasonably be expected to be paid or received thereunder in the future exceeds $250,000 per annum or $500,000 in the aggregate;

                    (viii) Contracts between or among Intelecon, on the one hand, and any officer, director or affiliate of Intelecon, or any Shareholder, on the other hand; and

                    (ix) any other Contracts, agreements or commitments that are material to Intelecon or its business.

                (b) All Contracts are in full force and effect and enforceable against Intelecon and each Shareholder who is a party thereto, and, to the knowledge of Intelecon and each Shareholder, against each other party thereto. There does not exist under any Contract any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of Intelecon, each Shareholder who is a party thereto or, to the knowledge of Intelecon and each Shareholder, any other party thereto except as set forth in Schedule 4.1.12(b) and except for such events or conditions that, individually and in the aggregate, (i) have not had or resulted in, and will not have or result in, a Material Adverse Effect and (ii) have not and will not materially impair the ability of Intelecon to perform its obligations hereunder or under the other Transaction Agreements to which it is a party. Except as set forth in Schedule 4.1.12(b), no consent of any third party is required under any Contract as a result of or in connection with, and the enforceability of any Contract will not be affected in any manner by, the execution, delivery and performance of this Agreement or any of the other Transaction Agreements or the consummation of the transactions contemplated hereby or thereby.

         4.1.13 TERRITORIAL RESTRICTIONS. Except as otherwise described on
Schedule 4.1.13, Intelecon is not restricted by any Contract, agreement or understanding with any other person from carrying on its business anywhere in the world.

         4.1.14 INVENTORIES. Except for excess and obsolete inventory for which reserves have been established on the Latest Balance Sheet: (a) all of the inventories of Intelecon of raw materials, supplies, work in process, finished products, spare parts, and replacement and component parts are of good, usable and merchantable quality in all material respects and, except as set forth on

AGREEMENT AND PLAN OF MERGER - PAGE 14

Schedule 4.1.14, do not include excess, obsolete or discontinued items; (b) all such inventories are of such quality as to meet the quality control standards of Intelecon, and any applicable governmental quality control standards; (c) all such inventories that are finished goods are saleable as current inventories at the current prices thereof in the ordinary course of business and (d) all such inventories are recorded on the books of Intelecon at the lower of cost or market value determined in accordance with GAAP.

         4.1.15 BANK ACCOUNTS. Schedule 4.1.15 sets forth a complete and correct list containing the names of each bank or other financial institution in which Intelecon has an account or safe deposit or lock box, the account or box number, as the case may be, and the name of every person authorized to draw thereon or having access thereto.

         4.1.16. LICENSES. Intelecon has all necessary licenses, permits, approvals, registrations and similar consents and authorizations (collectively, the "Licenses") required to lawfully conduct its business as presently conducted, including but not limited to all material Licenses required for Intelecon to operate as it currently operates and in accordance with all applicable Laws or orders or permits of any governmental authority, and (a) each such License is valid, binding and in full force and effect, (b) no such License is subject to revocation or forfeiture by virtue of any existing circumstance,
(c) there is no pending or, to the knowledge of Intelecon or any Shareholder, threatened proceeding to modify in any material respect or revoke any License,
(d) no such License is subject to any outstanding order, decree, judgment, stipulation, or investigation known to Intelecon or any Shareholder that would materially affect such License, and (e) Intelecon is not, and neither Intelecon nor any Shareholder has received any notice that Intelecon is, in default (or with the giving of notice or lapse of time or both, would be in default) under any such License.

         4.1.17 INTELLECTUAL PROPERTY.

                (a) TITLE. Schedule 4.1.17(a)(i) contains a complete and correct list of all Intellectual Property that is owned by Intelecon other than Intellectual Property that is both not registered or subject to application for registration and not material to the business of Intelecon. All Intellectual Property related to, used in, held for use in connection with, or necessary for the conduct of, or otherwise material to, the business of Intelecon (the "Intellectual Property Assets") are owned by Intelecon, except as disclosed on
Schedule 4.1.17(a)(ii).

                (b) NO INFRINGEMENT. To the knowledge of Intelecon and each Shareholder, the conduct of its business by Intelecon does not infringe or otherwise conflict with any rights of any person in respect of any Intellectual Property. To the knowledge of Intelecon and each Shareholder, none of the Intellectual Property Assets is being infringed.

                (c) LICENSING ARRANGEMENTS. Schedule 4.1.17(c)(i) sets forth all Contracts, agreements or arrangements pursuant to which Intelecon has licensed any Intellectual Property Assets to, or the use of such Intellectual Property Assets is otherwise permitted (through non-assertion, settlement or similar agreements or otherwise) by, any other person. Schedule 4.1.17(c)(ii) sets forth

AGREEMENT AND PLAN OF MERGER - PAGE 15
all Contracts, agreements or arrangements pursuant to which Intelecon has had Intellectual Property primarily related to, used in, held for use primarily in connection with, or necessary for the conduct of or otherwise material to its business licensed to it, or has otherwise been permitted to use such Intellectual Property (through non-assertion, settlement or similar agreements or otherwise) (other than off-the-shelf commercially available software). All of the Contracts, agreements or arrangements that are or should be set forth on Schedules 4.1.17(c)(i) and (ii) (the "Intellectual Property Licenses") (x) are in full force and effect in accordance with their terms and no default exists thereunder by Intelecon or, to the knowledge of Intelecon or any Shareholder, by any other party thereto, (y) are free and clear of all Liens, and (z) do not contain any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements. Intelecon has made available to New Visual true and complete copies of all Intellectual Property Licenses (including amendments, supplements, renewals, waivers and other modifications) set forth on Schedule 4.1.17(c)(i) and (ii). All royalties, license fees, charges and other amounts payable by, on behalf of, to, or for the account of Intelecon in respect of any Intellectual Property Assets are set forth on Schedules 4.1.17(c)(i) and (ii) and are reflected in the Financial Statements.

                (d) NO INTELLECTUAL PROPERTY LITIGATION. Except as set forth in
Schedule 4.1.17(d), no claim or demand of any person has been made nor is there any proceeding that is pending, or to the knowledge of Intelecon or any Shareholder, threatened, which (i) challenges the rights of Intelecon in respect of any Intellectual Property Assets, (ii) asserts that Intelecon is infringing or otherwise in conflict with, or is, except as set forth in Schedule 4.1.17(c)(ii), required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property, or (iii) claims that any default exists under any Contract, agreement or arrangement listed on Schedule 4.1.17(c)(i) or (ii). Except as set forth in Schedule 4.1.17(d), none of the Intellectual Property Assets is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator, or administrative agency, or has been the subject of any litigation within the last five years, whether or not resolved in favor of Intelecon.

         4.1.18 INSURANCE. Schedule 4.1.18 contains a complete and correct list of all insurance policies maintained by Intelecon. Within ten days after the date hereof, Intelecon will make available to New Visual complete and correct copies of all such policies, together with all riders and amendments thereto. Such policies are in full force and effect, all premiums due thereon have been paid and Intelecon has not received notice of a material premium increase or cancellation with respect to such policies or of any default thereunder. Intelecon has complied in all material respects with the terms and provisions of such policies. Within the past two years, Intelecon has not been refused any basic insurance coverage applied for, and Intelecon has no reason to believe that its existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought.

         4.1.19 ENVIRONMENTAL MATTERS.

                (a) (i) Intelecon has obtained all Licenses that are required to be obtained by it in connection with the operation of its business and ownership

AGREEMENT AND PLAN OF MERGER - PAGE 16
of its properties (collectively, the "Subject Properties") under any applicable Environmental Law Requirements (as hereinafter defined), except where failure to obtain such Licenses would not have a Material Adverse Effect;

                    (ii) Intelecon is in compliance in all respects with all terms and conditions of such Licenses and with all applicable Environmental Law Requirements, except where the failure to so comply would not have a Material Adverse Effect;

                    (iii) there are no past or present events, conditions, circumstances, activities or plans, in each case by or relating in any manner to Intelecon or its use of the Subject Properties, that did or would violate or prevent compliance or continued compliance with any Environmental Law Requirements or give rise to any Environmental Liability (as hereinafter defined), except for such matters as would not have a Material Adverse Effect;

                    (iv) there is no civil, criminal or administrative action, suit, demand, claim, order, judgment, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or, to the knowledge of Intelecon or any Shareholder, threatened by any person against Intelecon or any prior owner of any of the Subject Properties, and relating in any way to any Environmental Law Requirement or seeking to impose any Environmental Liability, except for such matters as would not have a Material Adverse Effect;

                    (v) no hazardous material generated by Intelecon has been recycled, treated, stored, disposed of or released by Intelecon at any location;

                    (vi) no oral or written notification of a release of a hazardous material has been filed by or on behalf of Intelecon and no site or facility now or previously owned, operated or leased by Intelecon is listed or proposed for listing on any federal, state or local list of sites requiring investigation or clean-up; and

                    (vii) there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or that are in the possession of, Intelecon in relation to any site or facility now or previously owned, operated or leased by Intelecon which have not been delivered to New Visual prior to the execution of this Agreement.

                (b) "Environmental Law Requirement" shall mean any Law, ordinance, rule, regulation, notice, plan or demand letter relating to pollution or protection of human health, safety or the environment, including those relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including without limitation, ambient air, surface water, groundwater, soil, wetlands, subsurface strata or land) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

                (c) "Environmental Liability" shall mean (i) any liability or obligation arising under any Environmental Law Requirement that has resulted in

AGREEMENT AND PLAN OF MERGER - PAGE 17
or is reasonably likely to result in a Material Adverse Effect, or (ii) any liability or obligation under any other current theory of law or equity (including without limitation, any liability for personal injury, property damage or remediation) that results from, or is based upon or related to, the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste, which liability or obligation has resulted in or is reasonably likely to result in a Material Adverse Effect.

         4.1.20 EMPLOYEES AND LABOR MATTERS. Except as set forth in Schedule 4.1.20, Intelecon is not a party to or bound by any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees of Intelecon. Since January 1, 1997, there has not occurred or been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees of Intelecon, and since such date, Intelecon has complied in all material respects with all applicable Laws relating to the employment of labor, including without limitation those relating to wages, hours, occupational safety and health and collective bargaining. There are no material labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or threatened with respect to any employee of Intelecon. Intelecon has not received any written notice of, and is not otherwise aware of, any federal, foreign, state or local administrative proceeding (excluding workers compensation proceedings or except as set forth in Schedule 4.1.20) pending or, to the knowledge of Intelecon or any Shareholder, threatened with respect to any employee of Intelecon. There is no unfair labor practice, sex, age, race or other discrimination or labor arbitration proceeding pending or, to the knowledge of Intelecon or any Shareholder, threatened against Intelecon.

         4.1.21 EMPLOYEE BENEFIT PLANS AND RELATED MATTERS.

                (a) EMPLOYEE BENEFIT PLANS.

                    (i) Schedule 4.1.21(a) sets forth a true and complete list of each plan, fund or program that provides for its participants or their beneficiaries, through the purchase of insurance or otherwise, medical, surgical, or hospital care or benefits, or benefits in the event of sickness, accident, disability, death or unemployment, or vacation benefits, apprenticeship or other training programs, or day care centers, scholarship funds, prepaid legal services, or supplemental income benefits for transferred employees, or retirement income, or results in a deferral of income by employees for periods extending to the termination of covered employment or beyond, regardless of the method of calculating the contributions made to any such plan, fund or program, or the method of calculating the benefits under any such plan, fund or program or the method of distributing benefits from any such plan, fund or program, and each bonus, incentive or deferred compensation, severance, termination, retention, change in control, stock option or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement or policy, in any such case, whether written or unwritten (in each case that applies to more than one person), that (x) provides or may provide benefits or compensation in respect of any employee or former employee

AGREEMENT AND PLAN OF MERGER - PAGE 18
employed or formerly employed by Intelecon or the beneficiary or dependent of any such employee or former employee (such employees, former employees, beneficiaries and dependents collectively, the "Employees") or under which any Employee is or may become eligible to participate or derive a benefit and (y) is or has been entered into, maintained or established by Intelecon, or to which Intelecon contributes or is or has been obligated or required to contribute or otherwise with respect to which Intelecon may have any liability (collectively, the "Plans").

                    (ii) With respect to each such Plan, Intelecon will make available to New Visual within ten days after the date hereof complete and correct copies of: all written Plans; descriptions of all unwritten Plans; all trust agreements, insurance contracts or other funding arrangements; the two most recent actuarial reports prepared for any Plan that is a defined benefit plan and for which actuarial reports are prepared; the two most recent annual and similar reports filed with any governmental authority, including all schedules thereto and all reports attached thereto; the most recent Internal Revenue Service ("IRS") determination letter issued in respect of any Plan; current summary plan descriptions and other explanatory literature or announcements provided to Employees; all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor in respect of any Plan during the preceding two years; statements or other communications regarding withdrawal or other multi-employer plan liabilities in respect of any Plan which is a multi-employer Plan, if any; and all amendments and modifications to any such document. Except as disclosed in
Schedule 4.1.21(a), Intelecon has not communicated to any Employee any intention or commitment to modify any Plan or to establish or implement any other employee or retiree benefit or compensation arrangement.

                (b) QUALIFICATION. Each Plan intended to be qualified under
Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and, to the knowledge of Intelecon and each Shareholder, nothing has occurred since the date of such determination letter that could adversely affect such qualification or tax-exempt status.

                (c) COMPLIANCE; LIABILITY.

                    (i) No Plan covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 412 of the Code is now, or ever was, to the knowledge of Intelecon or any Shareholder, maintained by Intelecon or any predecessor of either of them. Neither any Plan nor Intelecon has incurred any liability or penalty under Section 4975 of the Code or Sections 409, 502(i) or 502(l) of ERISA.

                    (ii) Each of the Plans has been operated and administered in all respects in substantial compliance with all applicable Laws, including without limitation all applicable provisions of ERISA and the Code. There are no pending or, to the knowledge of Intelecon or any Shareholder, threatened or anticipated claims, in excess of $50,000 individually or $100,000 in the

AGREEMENT AND PLAN OF MERGER - PAGE 19
aggregate, against or involving any of the Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought against or with respect to any such Plan.

                    (iii) All contributions required to be made as of the date of this Agreement to the Plans have been made or provided for. Neither Intelecon nor any entity under "common control" with Intelecon within the meaning of
Section 4001 of ERISA has contributed to, or been required to contribute to, any "multi-employer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA).

                    (iv) No Employee is or may become entitled to post-employment benefits of any kind by reason of employment by Intelecon, including, without limitation, death or medical benefits (whether or nor insured), other than (a) coverage provided pursuant to the terms of any Plan specifically identified as providing such coverage in Schedule 4.1.21(a) or mandated by Section 4980B of the Code, (b) retirement benefits payable under any Plan qualified under Section 401(a) of the Code or (c) deferred compensation fully and adequately accrued as a liability on the Latest Balance Sheet or incurred with respect to services rendered after the Balance Sheet Date in the ordinary course of business consistent with prior practice, pursuant to the terms of a Plan. The consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any Employee.

         4.1.22 BROKERS; FINDERS, ETC. Neither Intelecon nor any Shareholder has engaged any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a brokerage or finder's commission, fee or similar compensation in connection therewith or upon the consummation thereof. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any person acting on behalf of Intelecon or any Shareholder in such manner as to give rise to any valid claim against New Visual or any of its subsidiaries or affiliates for any brokerage or finder's commission, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or sales representative of or consultant to Intelecon or any Shareholder upon consummation of the transactions contemplated hereby.

         4.1.23 DISCLOSURE. To the knowledge of Intelecon and each Shareholder, no representation or warranty by Intelecon and the Shareholders contained in this Agreement nor any statement or certificate furnished or to be furnished by or on behalf of Intelecon or any Shareholder to New Visual or its representatives in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading. To the knowledge of Intelecon and each Shareholder, there is no fact (other than matters of a general economic or political nature which do not affect the Intelecon business uniquely) that has not been disclosed by Intelecon or the Shareholders to New Visual and/or its representatives that might reasonably be expected to have or result in a Material Adverse Effect.

AGREEMENT AND PLAN OF MERGER - PAGE 20

         4.1.24 INVESTMENT INTENT.

                (a) Each Shareholder is acquiring the Merger Shares solely for the purpose of investment for his own account and not with a view to or for sale in connection with any distribution thereof within the meaning of Section 2(11) of the Securities Act of 1933 (the "Securities Act"). Each Shareholder acknowledges that the Merger Shares are being issued to each Shareholder in reliance upon one or more exemptions from registration contained in the Securities Act and applicable state securities laws. The reliance by New Visual upon such exemptions is based in part upon the representations set forth in this
Section 4.1.24.

                (b) Each Shareholder understands that the Merger Shares have not been registered under the Securities Act, and that he has no right to demand the registration of the Merger Shares under the Securities Act. Each Shareholder understands and agrees that the Merger Shares must be held subject to Section
3.4 hereof and cannot be transferred for a period of at least eighteen months, and unless they are subsequently registered under the Securities Act or any exemption from such registration is available with respect to such transfer.

                (c) Each Shareholder understands that the Merger Shares represent a speculative investment which involves a high degree of risk of loss to each Shareholder.

                (d) Each Shareholder has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Merger Shares and of making an informed investment decision.

                (e) Each Shareholder acknowledges and agrees that the Merger Shares issued to each Shareholder or any subsequent holder thereof who acquires the Merger Shares in a transaction exempt from registration under the Securities Act may be imprinted with a restrictive legend concerning registration and the provisions of Section 3.4 hereof deemed appropriate by New Visual.

                (f) Each Shareholder acknowledges and agrees that New Visual's stock records may be marked to indicate the provisions of this Section 4.1.24 and Section 3.4 hereof, and that New Visual may direct any transfer agent to enter a stop transfer order in its records with respect to the Merger Shares in accordance with this Section 4.1.24 and Section 3.4 hereof.

         4.1.25 ACCOUNTS RECEIVABLE. All accounts receivable of Intelecon that are reflected on the Latest Balance Sheet or on the accounting records of Intelecon as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Latest Balance Sheet or on the accounting records of Intelecon as of the Closing Date (which reserves are adequate and calculated consistent with past practices and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the

AGREEMENT AND PLAN OF MERGER - PAGE 21
reserve reflected in the Latest Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 4.1.25 contains a complete and accurate list of all Accounts Receivable as of the date of the Latest Balance Sheet, which list sets forth the aging of such Accounts Receivable.

         4.2. REPRESENTATIONS AND WARRANTIES OF NEW VISUAL AND ACQUISITION. New Visual and Acquisition represent and warrant to Intelecon and each Shareholder as follows:

         4.2.1 AUTHORIZATION. Each of New Visual and Acquisition has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party, to perform fully its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by New Visual and Acquisition of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action of New Visual and Acquisition. Each of New Visual and Acquisition has duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered the other Transaction Agreements to which it is a party. This Agreement is, and on the Closing Date each of the other Transaction Agreements to which New Visual or Acquisition is a party will be, legal, valid and binding obligations of New Visual and/or Acquisition, as the case may be, enforceable against each such party in accordance with their respective terms, except as may be limited by applicable bankruptcy and other laws regarding creditors' rights generally, and general principles of equity.

         4.2.2 CORPORATE STATUS.

               (a) Each of New Visual and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full corporate power and authority to carry on its respective business and to own or lease and to operate its respective properties as and in the places where such business is conducted and such properties are owned, leased or operated.

               (b) Each of New Visual and Acquisition is duly qualified and licensed to do business in the jurisdictions specified in Schedule 4.2.2, which are the only jurisdictions in which the operation of its respective business or the character of the properties owned, leased, or operated by it makes such qualification or licensing necessary.

               (c) Each of New Visual and Acquisition will deliver to Intelecon, within ten (10) days after the date hereof, complete and correct copies of their respective articles of incorporation and bylaws. The minute books and other

AGREEMENT AND PLAN OF MERGER - PAGE 22
corporate records of New Visual and Acquisition contain a true and complete record of all action taken at all meetings and by all written consents in lieu of meetings of the shareholders, the Board of Directors and committees of the Board of Directors of New Visual and Acquisition.

         4.2.3 CAPITALIZATION.

               (a) The authorized capital stock of New Visual consists solely of
(i) 100,000,000 shares of New Visual Common Stock, of which 82,028,831 shares were issued and outstanding as of March 23, 2000, and (ii) 200,000,000 shares of New Visual preferred stock, $30 par value, no shares of which are outstanding. All issued and outstanding shares of New Visual Common Stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.

               (b) The authorized capital stock of Acquisition consists solely of 10,000 shares of Acquisition Common Stock, 1,000 shares of which are issued and outstanding. All issued and outstanding shares of Acquisition Common Stock are duly authorized, validly issued, fully paid, non-assessable, free of preemptive rights, and owned by New Visual.

               (c) Except as set forth on Schedule 4.2.3, no subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind obligating New Visual or Acquisition, contingently or otherwise, to issue or sell, or cause to be issued or sold, any shares of New Visual Common Stock or Acquisition Common Stock or any securities convertible into or exchangeable for any such shares, are outstanding; and no authorization therefor has been given. There are no outstanding contractual or other rights or obligations to or of New Visual or Acquisition to repurchase, redeem or otherwise acquire any outstanding shares of New Visual Common Stock or Acquisition Common Stock.

         4.2.4 NO CONFLICTS. The execution, delivery and performance by New Visual and Acquisition of this Agreement and of the other Transaction Agreements to which they are parties, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both), create in any other person a right or claim of termination, amendment, modification, acceleration or cancellation of, or result in the creation of any Lien (or any obligation to create any Lien) upon any of the properties or assets of New Visual or Acquisition under (i) any Law applicable to New Visual or Acquisition or any of the properties or assets of New Visual or Acquisition,
(ii) the certificate or articles of incorporation or bylaws of New Visual or Acquisition or (iii) except as set forth in Schedule 4.2.4, any Contract to which New Visual or Acquisition is a party or by which New Visual or Acquisition or any of their properties or assets may be bound or affected, except, in the case of clause (iii), for violations or defaults that, individually and in the aggregate, would not have a material adverse effect on the business, results of operations, condition (financial or otherwise) or prospects of New Visual and Acquisition, taken as a whole (a "New Visual Material Adverse Effect"), and would not materially impair the ability of New Visual or Acquisition to perform its respective obligations hereunder or under the other Transaction Agreements to which they are parties. Except as specified in Schedule 4.2.4, no

AGREEMENT AND PLAN OF MERGER - PAGE 23
governmental approval or other consent of any party is required to be obtained or made by New Visual or Acquisition in connection with the execution and delivery of this Agreement or the other Transaction Agreements or the consummation of the transactions contemplated hereby or thereby.

         4.2.5 BROKERS; FINDERS, ETC. New Visual has not engaged any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a brokerage or finder's commission, fee or similar compensation in connection therewith or upon the consummation thereof. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any person acting on behalf of New Visual in such manner as to give rise to any valid claim against Intelecon or any Shareholder for any brokerage or finder's commission, fee or similar compensation.

         4.2.6 VALIDITY OF MERGER SHARES. The Merger Shares, when issued and delivered in accordance with the terms of this Agreement, will have been duly authorized and validly issued and will be fully paid and non-assessable.

         4.2.7 SEC REPORTS AND FINANCIAL STATEMENTS. New Visual has filed with the United States Securities and Exchange Commission (the "Commission"), its Annual Report on Form 10-KSB for the fiscal year ended October 31, 1999 and its Quarterly Report on Form 10-QSB for the period ended January 31, 2000 (as such documents have been amended through the date hereof, the "New Visual Reports"). The consolidated financial statements of New Visual included in the New Visual Reports comply in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present the consolidated financial position of New Visual and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

         4.2.8 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the New Visual Reports or as set forth in Schedule 4.2.8, since January 31, 2000, (i) New Visual and Acquisition have conducted their respective businesses only in the ordinary course and consistent with prior practice and (ii) there has not been
(A) any event or occurrence which will have a New Visual Material Adverse Effect or (B) any material change by New Visual in its accounting principles, practices or methods (except to the extent required by GAAP).

         4.2.9 LITIGATION. Except as set forth in Schedule 4.2.9, there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the knowledge of New Visual or Acquisition, threatened against or relating to New Visual or Acquisition or against or relating to the transactions contemplated by this Agreement or the other Transaction Agreements, and neither New Visual nor Acquisition knows or has reason to be aware of any basis for the same.

AGREEMENT AND PLAN OF MERGER - PAGE 24

         4.2.10 DISCLOSURE. To the knowledge of New Visual and Acquisition, no representation or warranty by New Visual and Acquisition contained in this Agreement nor any statement or certificate furnished or to be furnished by or on behalf of New Visual or Acquisition to Intelecon or its representatives in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading. To the knowledge of New Visual and Acquisition, there is no fact (other than matters of a general economic or political nature which do not affect New Visual's business uniquely) known to New Visual or Acquisition that has not been disclosed by New Visual or Acquisition to Intelecon and/or its representatives that might reasonably be expected to have or result in a New Visual Material Adverse Effect.

         4.2.11. ABSENCE OF UNDISCLOSED LIABILITIES. New Visual has no liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except (a) as set forth in Schedule 4.2.11, (b) as and to the extent disclosed and adequately reserved against in the latest balance sheet included in the New Visual Reports (excluding the notes thereto) and (c) for liabilities and obligations that (i) were incurred after January 31, 2000, in the ordinary course of business consistent with prior practice and (ii) individually and in the aggregate are not material to New Visual and have not had or resulted in, and will not have or result in, a New Visual Material Adverse Effect.

                                    ARTICLE V
                                    COVENANTS

         5.1 CONDUCT OF BUSINESS. On and after the date hereof and until the Effective Time, except as expressly permitted or required by this Agreement or as otherwise expressly consented to by New Visual in writing, Intelecon will, and the Shareholders will cause Intelecon to:

             (a) carry on its business in, and only in, the ordinary course, in substantially the same manner as heretofore conducted, and use all commercially reasonable efforts to preserve intact its present business organization, maintain its properties in good operating condition and repair, keep available the services of its present officers and significant employees, and preserve its relationship with customers, suppliers and others having business dealings with it, to the end that its goodwill and going business shall be in all material respects unimpaired following the Closing;

             (b) not prepay any accounts payable, delay payment of any trade payables or other obligations, or make any other cash payments other than in the ordinary course of business;

             (c) maintain all of its tangible assets in good repair, working order and operating condition subject only to ordinary wear and tear;

             (d) use all reasonable efforts to keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it;

AGREEMENT AND PLAN OF MERGER - PAGE 25

             (e) maintain its books of account and records in the usual, regular and ordinary manner consistent with past policies and practices and not change such policies and practices;

             (f) comply in all material respects with all Laws applicable to Intelecon and its business;

             (g) use all reasonable efforts to maintain its good standing in its jurisdiction of incorporation and in the jurisdictions in which it is qualified to do business as a foreign corporation and to maintain all governmental approvals and consents necessary for, or otherwise material to, Intelecon and its business;

             (h) not merge or consolidate with, or agree to merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire, any business, business organization or division thereof, of any other person;

             (i) promptly advise New Visual in writing of any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, could, to the knowledge of Intelecon or any Shareholder, reasonably be expected to have or result in a Material Adverse Effect or could cause a breach of this Section 5.1;

             (j) perform in all material respects all of its obligations under all Contracts relating to or affecting Intelecon and its business;

             (k) not declare, set aside, make or pay any dividend or other distribution in respect of its capital stock or otherwise purchase or redeem, directly or indirectly, any shares of its capital stock;

             (l) not issue or sell any shares of any class of its capital stock, or any securities convertible into or exchangeable for any such shares, or issue, sell, grant or enter into any subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind, contingently or otherwise, to purchase or otherwise acquire any such shares or any securities convertible into or exchangeable for any such shares;

             (m) not incur any indebtedness for borrowed money, issue or sell any debt securities or prepay any debt (including, without limitation, any borrowings from or prepayments to any Shareholder or other affiliate) except for borrowings and prepayments (other than to or from any Shareholder or other affiliate) in the ordinary course of business;

             (n) not mortgage, pledge or otherwise subject to any Lien, any of its real property or other properties or assets, tangible or intangible, except in the ordinary course of business;

             (o) not forgive, cancel, compromise, waive or release any debts, claims or rights, except for debts of, or claims and rights against, persons

AGREEMENT AND PLAN OF MERGER - PAGE 26
other than any Shareholder or other affiliate that are forgiven, cancelled, compromised, waived or released in the ordinary course of business;

             (p) not pay or commit to pay any bonus, other incentive compensation, change in control or similar compensation to any officer, director, employee, Shareholder or affiliate or grant or commit to grant to any officer, director, employee, Shareholder or affiliate any other increase in, or additional, compensation in any form;

             (q) not enter into, institute, adopt or amend or commit to enter into, institute, adopt or amend any employment, consulting, retention, change-in-control, collective bargaining, bonus or other incentive compensation, profit-sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other employment, compensation or benefit plan, policy, agreement, trust, fund or arrangement in respect of or for the benefit of any officer, director, employee, Shareholder or affiliate;

             (r) not amend either its articles of incorporation or bylaws;

             (s) not incur, assume, guarantee or otherwise become directly or indirectly liable with respect to any liability or obligation in excess of $500,000 in each case or $750,000 in the aggregate at any one time outstanding (whether absolute, accrued, contingent or otherwise and whether direct or indirect, or as guarantor or otherwise with respect to any liability or obligation of any other person) other than agreements for purchases of goods or services in the ordinary course of business;

             (t) not sell any assets with a value in excess of $100,000 in each case or $250,000 in the aggregate, other than inventory in the ordinary course of business;

             (u) not transfer or grant any rights under, or enter into any settlement regarding the breach or infringement of any Intellectual Property, or modify any existing rights with respect thereto;

             (v) not make any capital expenditures or capital additions or improvements in excess of an aggregate of $250,000;

             (w) not institute, settle or agree to settle any litigation, action or proceeding before any court or governmental body involving amounts in excess of $50,000;

             (x) not liquidate, dissolve or wind-up its affairs; or

             (y) not enter into any transaction, Contract or commitment other than in the ordinary course of business, or pay or agree to pay any legal, accounting, brokerage or finder's fee, Taxes or other expenses in connection with, or incur any severance pay obligations by reason of, this Agreement, the other Transaction Agreements or the transactions contemplated hereby or thereby.

AGREEMENT AND PLAN OF MERGER - PAGE 27

         5.2 NO SOLICITATION. From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with the terms hereof, Intelecon agrees (a) that it shall not, and Intelecon shall direct and use its best efforts to cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or equity securities of, Intelecon (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal;
(b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and Intelecon will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 5.2; and (c) that it will notify New Visual immediately of the identity of the potential acquiror and the terms of such person's or entity's proposal if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section 5.2 shall prohibit the Board of Directors of Intelecon from (i) furnishing information to or entering into discussions or negotiations with any person or entity that makes an unsolicited written proposal to acquire Intelecon pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction, if, and only to the extent that, (A) the Board of Directors of Intelecon determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to shareholders, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Intelecon provides written notice to New Visual to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (C) subject to any confidentiality agreement with such person or entity (which Intelecon determined in good faith was required to be executed in order for the Board of Directors to comply with its fiduciary duties to shareholders), Intelecon keeps New Visual informed of the status of any such discussions or negotiations and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Nothing in this Section 5.2 shall (x) permit Intelecon to terminate this Agreement (except as specifically provided in Article VII during the term of this Agreement (it being agreed that during the term of this Agreement, Intelecon shall not enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal (other than a confidentiality agreement in customary form)), or (z) affect any other obligation of any party under this Agreement.

AGREEMENT AND PLAN OF MERGER - PAGE 28

         5.3 ACCESS AND INFORMATION; COOPERATION FOR SEC FILINGS BY NEW VISUAL; SCHEDULES.

             (a) From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with the terms hereof, each of the parties hereto will give the other parties hereto and such other parties' accountants, counsel, consultants, employees and agents, access at all reasonable times to, and furnish them with all documents, records, work papers and information with respect to, all of the assets, properties, books, contracts, commitments, reports and records of such party, as any of the other parties hereto shall from time to time reasonably request. In addition, each of the parties hereto will permit the other parties hereto and their respective accountants, counsel, consultants, employees and agents, reasonable access to personnel of such party and persons acting on such parties' behalf as may be necessary or useful to each of the other parties hereto in its review of the properties, assets and business of such party and the above-mentioned documents, records and information. Without limiting the foregoing, each of New Visual and Intelecon agrees that the other shall be permitted during the thirty (30) day period commencing on the date of this Agreement (hereinafter called the "Due Diligence Period") to conduct such diligence and investigation concerning the other party and its properties, assets and business and the above-mentioned documents, records and information, as the investigating party, in its discretion, reasonably deems appropriate. Intelecon and the Shareholders will keep New Visual reasonably informed as to the affairs of Intelecon and its business, and New Visual will keep Intelecon reasonably informed as to the affairs of New Visual and its business.

             (b) Intelecon and the Shareholders will use reasonable good faith efforts to cause the accountants of Intelecon to cooperate with New Visual, and deliver to New Visual such written consents as it shall reasonably request, in connection with any required filings with the Commission under the Securities Act and the Exchange Act.

             (c) On or before April 7, 2000, each of the parties hereto will deliver to the other parties hereto all Schedules referred to herein that are required to be delivered by such party.

         5.4 PUBLIC ANNOUNCEMENTS. Except as required by applicable Law, none of the parties hereto shall, nor shall any person acting on behalf of any of them, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of New Visual and Intelecon.

         5.5 VOTE OR CONSENT ON MERGER; OTHER ACTIONS.

             (a) Intelecon and each Shareholder agree to take all action necessary in accordance with applicable Law and Intelecon's articles of incorporation and bylaws to convene or cause to be convened a meeting of the shareholders of Intelecon to consider and vote upon, or to otherwise take action by shareholder consent to approve, this Agreement and the Merger and the other Transactions contemplated hereby, as promptly as practicable. Intelecon, through its Board of Directors, agrees to recommend to the shareholders of Intelecon approval of this Agreement and the Merger and the other Transactions contemplated hereby.

AGREEMENT AND PLAN OF MERGER - PAGE 29

             (b) Each Shareholder agrees to vote, or cause to be voted, all of his shares of Intelecon Common Stock in favor of, or to otherwise take action by shareholder consent to approve, any proposal submitted by the Board of Directors of Intelecon for shareholder approval of this Agreement and the Merger and the other Transactions contemplated hereby.

             (c) Each Shareholder agrees that he will not, prior to the Effective Time or the earlier termination of this Agreement pursuant to Section 7 of this Agreement, without the prior written consent of New Visual, (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of any of his shares of Intelecon Common Stock, (ii) grant any proxy with respect to any of his shares of Intelecon Common Stock or enter into any voting trust or similar agreement or arrangement in respect of the voting of any of his shares of Intelecon Common Stock or (iii) vote any of the shares of Intelecon Common Stock to amend the articles of incorporation or bylaws of Intelecon, to authorize any merger or consolidation of Intelecon, or sale of all or substantially all of the assets of Intelecon, or the dissolution, liquidation or winding-up of the affairs of Intelecon, or authorize the issuance of any shares of capital stock of Intelecon, or approve any new employee benefit, pension, stock option or other similar plan or arrangement of Intelecon or any amendment to any existing plan or arrangement to increase the size of any such plan or arrangement or materially increase the benefits payable thereunder.

         5.6 FINANCIAL STATEMENTS. As soon as practicable after the execution of this Agreement, Intelecon agrees to engage Tabb, Conigliaro & McGann, P.C. ("TCM") as its accountants to audit Intelecon's balance sheets as of December 31, 1999 and 1998 and the related statements of income, changes in shareholders' equity and changes in cash flows for the respective years then ended, and the related notes and schedules thereto, and to prepare its report of independent public accountants with respect thereto (the "1999 Financial Statements"). Up to $30,000 of the cost of the preparation of the 1999 Financial Statements shall be paid by Intelecon upon its receipt of TCM's bill for such services. Intelecon shall deliver the 1999 Financial Statements to New Visual as soon as practicable after the date hereof. New Visual agrees to pay any fees of TCM relating to the preparation of the 1999 Financial Statements in excess of $30,000, regardless of whether the Closing occurs.

         5.7 FURTHER ACTIONS.

             (a) Each of the parties hereto agrees to use and to cause all persons acting on its behalf to use all reasonable good faith efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby by the Closing Date.

             (b) Each of New Visual and Intelecon, as promptly as practicable, will file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by it pursuant to applicable Law in connection with this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby.

AGREEMENT AND PLAN OF MERGER - PAGE 30

             (c) Each of New Visual and Intelecon, as promptly as practicable, will use all reasonable efforts to obtain, or cause to be obtained, all consents (including, without limitation, all governmental approvals and any consent required under any Contract) necessary to be obtained by it in order to consummate the transactions contemplated by this Agreement.

             (d) Each of the parties hereto will, and will cause all persons acting on its or their behalf to, coordinate and cooperate with the other parties hereto in exchanging such information and supplying such assistance as may be reasonably requested by the other parties hereto in connection with the filings and other actions contemplated hereby.

             (e) At all times prior to the Effective Time, Intelecon and the Shareholders shall promptly notify New Visual in writing of any fact, condition, event or occurrence (including any fact that would cause the representations and warranties of Intelecon and the Shareholders set forth in this Agreement to be incorrect in any material respect) that will or may result in the failure of any of the conditions contained in Sections 6.1 and 6.2 to be satisfied, promptly upon becoming aware of the same. At all times prior to the Effective Time, New Visual shall promptly notify Intelecon in writing of any fact, condition, event or occurrence (including any fact that would cause any of the representations and warranties of New Visual set forth in this Agreement to be incorrect in any material respect) that will or may result in the failure of any of the conditions contained in Sections 6.1. and 6.3 to be satisfied, promptly upon becoming aware of the same. Additionally, in the event any party, whether during the course of its due diligence review or otherwise, discovers prior to the Closing that any representation and warranty made by any other party is incorrect in any material respect, the discovering party shall give such other party prompt written notice of the inaccuracy, which notice shall describe the inaccuracy in reasonable detail.

         5.8 FURTHER ASSURANCES. Following the Closing, each of the parties hereto shall, and shall cause all persons acting on its or their behalf to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by any of the other parties hereto, to confirm and assure the rights and obligations provided for in this Agreement and in the other Transaction Agreements and render effective the consummation of the transactions contemplated hereby and thereby.

         5.9 ELECTION OF DIRECTORS AND OFFICERS. Immediately following the Effective Time, the Board of Directors of New Visual shall cause Eddie Vakser and Vladimir Vakser to be appointed to the Board of Directors of New Visual, and shall cause Eddie Vakser to be elected President of New Visual, and Vladimir Vakser to be elected Chief Operating Officer and Chief Financial Officer of New Visual. Immediately following the Effective Time, the Board of Directors of Acquisition shall cause Eddie Vakser and Vladimir Vakser to be elected officers and members of the Board of Directors of Acquisition.

         5.10 EMPLOYEE BENEFITS. From and after the Effective Time, subject to applicable law, Acquisition will honor in accordance with their terms, all

AGREEMENT AND PLAN OF MERGER - PAGE 31

Plans; provided, however, that nothing herein shall preclude any change effected on a prospective basis in any Plan that is permitted pursuant to the following sentence of this Section 5.10. For a period of not less than six months following the Effective Time, subject to applicable law, Acquisition will provide benefits to Intelecon employees who become employees of Acquisition which will, in the aggregate, be no less favorable than those provided by Intelecon to its employees immediately prior to the Effective Time. New Visual agrees that, if its shareholders approve a stock option plan of New Visual, its Board of Directors will cause stock options with respect to an aggregate of 1,000,000 shares of New Visual Common Stock to be granted to certain Intelecon employees (other than the Shareholders) who become employees of Acquisition. Eddie Vakser and Vladimir Vakser will submit their recommendations concerning the employees to whom stock options will be granted and the number of shares to be covered by each such stock option; provided, however, that the employees to whom stock options will be granted and all terms of such options shall be approved by the New Visual Board of Directors or committee administering such stock option plan. Nothing herein shall preclude additional stock option grants to Intelecon employees who become employees of Acquisition.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

         6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of the parties to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following condition:

         6.1.1 NO INJUNCTION, ETC. Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any applicable Law, including any order, injunction, decree or judgment of any court or governmental authority. No court or governmental authority shall have determined any applicable Law to make illegal the consummation of the transactions contemplated hereby or by the other Transaction Agreements, and no proceedings with respect to the application of any such Law to such effect shall be pending or threatened.

         6.2 CONDITIONS TO OBLIGATIONS OF NEW VISUAL AND ACQUISITION. The obligations of New Visual and Acquisition to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver in writing by New Visual) on or prior to the Closing Date of the following additional conditions, which Intelecon and the Shareholders agree to use their good faith efforts to cause to be fulfilled:

         6.2.1 REPRESENTATIONS; PERFORMANCE. The representations and warranties of Intelecon and the Shareholders contained in this Agreement and the Exhibits and Schedules hereto (i) shall be true and correct in all material respects at and as of the date hereof, and (ii) shall be repeated and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date. Intelecon and the Shareholders shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by each of them prior to or on the Closing Date. Intelecon and the

AGREEMENT AND PLAN OF MERGER - PAGE 32

Shareholders shall have delivered to New Visual a certificate, dated the Closing Date and signed by Intelecon's duly authorized officer and by each Shareholder, to the foregoing effect.

         6.2.2 CONSENTS. Intelecon shall have obtained and shall have delivered to New Visual copies of (i) all governmental approvals required to be obtained by Intelecon in connection with the execution and delivery of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby and (ii) all consents (including, without limitation, all consents required under any Contract) necessary to be obtained by Intelecon or the Shareholders in order to consummate the Merger pursuant to this Agreement.

         6.2.3 NO MATERIAL ADVERSE EFFECT. No event, occurrence, fact, condition, change, development or effect shall have occurred, exist or come to exist since the Balance Sheet Date that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to constitute or result in, a Material Adverse Effect.

         6.2.4 TRANSACTION AGREEMENTS. The Shareholders shall have entered into the following agreements with New Visual and/or Acquisition:

               (a) Employment Agreements, in the forms attached hereto as Exhibits C and D, shall be entered into by Eddie Vakser and Vladimir Vakser, respectively;

               (b) the Shareholders' Release, in the form attached hereto as Exhibit E, shall be entered into by the Shareholders and Ikso Vakser; and

               (c) the Escrow Agreement shall be entered into by the Shareholders and Ikso Vakser.

         6.2.5 ESTOPPEL LETTERS. Intelecon shall have delivered to New Visual estoppel letters, reasonably satisfactory to New Visual, from the lessors of the leases listed in Schedule 6.2.5 to the effect that Intelecon has paid all rent and other amounts due under such lease, is not otherwise in default in any material respect thereunder and, if required under such lease, consenting to the assumption of such lease by Acquisition as the Surviving Corporation in the Merger.

         6.2.6 1999 FINANCIAL STATEMENTS. Intelecon shall have provided New Visual with the completed 1999 Financial Statements, and such 1999 Financial Statements shall be satisfactory to New Visual, in its sole discretion.

         6.2.7 INTELECON LIABILITIES. Intelecon's liabilities on the Closing Date shall not exceed $1.5 million, excluding (i) liabilities relating to capital leases, and (ii) indebtedness of up to $6 million relating to the repayment of the Greenbriar Note (as defined below), the cancellation of the Greenbriar Warrant (as defined in Section 4.1.3) and the redemption of the Intelecon Preferred Stock. Intelecon shall have delivered to New Visual the certificate of its President and Chief Financial Officer, dated the Closing Date, listing the liabilities of Intelecon, by balance sheet category and amount, and confirming Intelecon's compliance with this Section 6.2.7. As used

AGREEMENT AND PLAN OF MERGER - PAGE 33
herein, "Greenbriar Note" refers to that certain promissory note of Intelecon to Greenbriar, dated November 1, 1998, in the original principal amount of $2,688,000.

         6.2.8 GREENBRIAR TRANSACTIONS. Intelecon shall have fully repaid the Greenbriar Note, and all indebtedness due to Greenbriar, the Greenbriar Warrant and any other agreement with Greenbriar shall have been canceled, and all outstanding Intelecon Preferred Stock shall have been redeemed and retired, and Greenbriar shall have released Intelecon from any and all liability or obligation relating to any of the foregoing matters. Intelecon shall have received, and delivered to New Visual, the certificate of a duly authorized representative of Greenbriar to the foregoing effect.

         6.2.9 NO LIENS ON INTELECON SHARES OR ASSETS. All Liens on the Intelecon Common Stock, including without limitation the pledge of the Shareholders' shares to Greenbriar, and all Liens on any of Intelecon's assets, shall have been released, and Intelecon and the Shareholders shall provide to New Visual reasonably satisfactory documentation confirming such releases of Liens. All issued and outstanding shares of Intelecon Common Stock shall be owned by the Shareholders and Ikso Vakser at the Effective Time, free and clear of all Liens.

         6.2.10 DEBT EXCHANGE AGREEMENT. New Visual and Intelecon shall have entered into a Debt Exchange Agreement with Martin Silvergerg or his affiliates ("Silverberg"), which agreement shall be in a form acceptable to New Visual and provide for the issuance to Silverberg of up to 2 million restricted shares of New Visual Common Stock immediately after the Effective Time in full and complete repayment of any and all indebtedness of Intelecon (which shall not exceed $6 million) incurred for the purpose of repaying the Greenbriar Note, canceling the Greenbriar Warrant, redeeming all outstanding Intelecon Preferred Stock and effecting any other transactions contemplated by Section 6.2.8. The shares to be issued pursuant to the Debt Exchange Agreement shall be subject to the same restrictions on transferability to which the Merger Shares to be issued in the Merger shall be subject, except that the Lock-Up Period shall be twelve
(12) months.

         6.2.11 LOAN AGREEMENT. Intelecon shall have entered into a loan agreement with Silverberg, the form of which shall be satisfactory to New Visual, pursuant to which Intelecon shall have borrowed up to $6 million for the purpose of effecting the transactions described in Section 6.2.8 hereof.

         6.3 CONDITIONS TO OBLIGATIONS OF INTELECON AND THE SHAREHOLDERS. The obligations of Intelecon and the Shareholders to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver in writing by Intelecon or the Shareholders, as the case may be), on or prior to the Closing Date, of the following additional conditions, which New Visual and Acquisition agree to use their good faith efforts to cause to be fulfilled.

         6.3.1 REPRESENTATIONS; PERFORMANCE, ETC. The representations and warranties of New Visual and Acquisition contained in this Agreement and the Exhibits and Schedules hereto (i) shall be true and correct in all material respects at and as of the date hereof and (ii) shall be repeated and shall be

AGREEMENT AND PLAN OF MERGER - PAGE 34
true and correct in all material respects on and as of the Closing Date with the same effect as though made at and as of the Closing Date. Each of New Visual and Acquisition shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date. Each of New Visual and Acquisition shall have delivered to Intelecon a certificate, dated the Closing Date and signed by its duly authorized officer, to the foregoing effect.

         6.3.2 TRANSACTION AGREEMENTS. New Visual and/or Acquisition shall have executed and delivered each of the Transaction Agreements to which it will be a party.

         6.3.3 CONSENTS. New Visual or Acquisition shall have obtained and shall have delivered to Intelecon copies of (i) all governmental approvals required to be obtained by New Visual or Acquisition in connection with the execution and delivery of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby and (ii) all consents necessary to be obtained by either of them in order to consummate the Merger pursuant to this Agreement.

         6.3.4 FUNDING COMMITMENT. New Visual shall have received, and delivered to Intelecon a copy of, a letter of intent or commitment letter from Lilly Beter Capital Group, Ltd. ("LBCG") with respect to the placement of at least $18,000,000 of New Visual's debt and/or equity securities within twelve (12) months after the Effective Time. Such letter of intent or commitment letter shall be subject to conditions to which New Visual and LBCG may agree, including without limitation, market conditions, LBCG's satisfaction with its due diligence and the financial statements of New Visual and Intelecon, and other conditions customary in such letters.

         6.3.5 NASDAQ APPLICATION. New Visual shall have filed an application for the listing of its outstanding common stock and the Merger Shares on the NASDAQ Stock Market.

                                   ARTICLE VII
                                   TERMINATION

         7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

             (a) by the written agreement of New Visual and Intelecon;

             (b) by either Intelecon or New Visual, by written notice delivered to the other party hereto before the expiration of the Due Diligence Period if either Intelecon or New Visual determines in good faith that the results of its due diligence investigation are unsatisfactory or disclose matters which lead such party's board of directors to determine that the consummation of the Merger would not be in its best interests or the best interests of its shareholders;

             (c) by either Intelecon or New Visual, by written notice to the other party hereto by 5:00 p.m., Central time, on or after June 30, 2000 if the Closing shall not have occurred by such date (unless the failure of the Closing

AGREEMENT AND PLAN OF MERGER - PAGE 35
to occur shall be due to any breach of this Agreement by the party seeking to terminate), unless such date shall be extended by the mutual written consent of Intelecon and New Visual;

             (d) by Intelecon, if there has been a breach on the part of New Visual or Acquisition in the representations, warranties or covenants of New Visual and Acquisition set forth herein, or a failure on the part of New Visual or Acquisition to perform their respective obligations hereunder; PROVIDED that Intelecon shall have performed and complied with, in all material respects, all agreements and covenants required by this Agreement to have been performed and complied with by Intelecon prior to such time, or any other events or circumstances shall have occurred such that, in any such case, any of the conditions to the Closing set forth in Sections 6.1 or 6.3 could not be satisfied on or prior to the termination date contemplated by Section 7.1(b) hereof;

             (e) by New Visual, if there has been a breach on the part of Intelecon or the Shareholders in the representations, warranties or covenants of Intelecon or the Shareholders set forth herein or any failure on the part of Intelecon or the Shareholders to perform their respective obligations hereunder; PROVIDED that New Visual shall have performed and complied with, in all material respects, all agreements and covenants required by this Agreement to have been performed or complied with by New Visual prior to such time, or any other events or circumstances shall have occurred such that, in any case, any of the conditions to the Closing set forth in Sections 6.1 or 6.2 could not be satisfied on or prior to the termination date contemplated by Section 7.1(b) hereof;

             (f) by New Visual if there has been a material breach by Intelecon or the Shareholders of any of the covenants contained in Sections 5.2, 5.5(a) or 5.5(b) hereof, or a breach of such Sections resulting in an Acquisition Proposal; or

             (g) by Intelecon if the Average Price (as defined in Section 3.2(d) hereof) of a share of New Visual Common Stock over the five trading day period ending three business days prior to the Closing Date (the "Determination Period") shall be less than $4.00; PROVIDED, HOWEVER, that:

                   (i) If Intelecon elects to terminate this Agreement pursuant to this Section 7.1(g), it shall provide written notice to New Visual within one business day after the Determination Period;

                   (ii) During the two business day period commencing with its receipt of such termination notice, New Visual shall have the option to elect to increase the number of Merger Shares to be issued hereunder to equal a number determined as follows: (1) the revised number of Initial Shares shall equal $8 million divided by the Average Price over the Determination Period; and (2) the revised number of Escrow Shares shall equal $14 million divided by the Average Price over the Determination Period, in each case rounded to the nearest whole share.

AGREEMENT AND PLAN OF MERGER - PAGE 36

                   (iii) If New Visual makes an election contemplated by subsection (ii) within such two business day period, it will give prompt written notice to Intelecon of such election and all references to the number of Merger Shares in this Agreement and in any agreement contemplated hereby shall be appropriately adjusted to reflect the revised number of Merger Shares, no termination shall have occurred pursuant to this Section 7.1(g), and this Agreement shall continue in effect in accordance with its terms (except with respect to the modifications in the number of Merger Shares required by this Section 7.1(g)).

         7.2 EFFECT OF TERMINATION.

             (a) If New Visual terminates this Agreement pursuant to Section 7.1(f) and as of the date of such termination, (x) there has been no breach by New Visual of a representation or warranty which would have or would be reasonably likely to have a New Visual Material Adverse Effect, or (y) there has been no material breach of any of the covenants or agreements set forth in this Agreement on the part of New Visual, then immediately, but in any event no later than five business days after such termination, Intelecon shall pay to New Visual an amount in cash equal to $1,500,000, plus actual out of pocket expenses incurred by New Visual and Acquisition in connection with the transactions contemplated hereby (including but not limited to fees and disbursements of counsel, fees and expenses of investment bankers, accountants and lenders, and printing costs) (collectively, the "Termination Fee"). If New Visual has received the Termination Fee, it shall not (i) assert or pursue in any manner, directly or indirectly, any claim or cause of action based in whole or in part upon alleged tortious or other interference with rights under this Agreement against any entity or person submitting an Acquisition Proposal or (ii) assert or pursue in any manner, directly or indirectly, any claim or cause of action against Intelecon or any of its officers or directors based in whole or in part upon its or their receipt, consideration, recommendation, or approval of an Acquisition Proposal.

             (b) In the event of the termination of this Agreement pursuant to the provisions of Section 7.1, this Agreement shall become void and have no effect and all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 7.2 and except for the provisions of Sections 8.3 and 8.6.

             (c) In the event of termination of this Agreement pursuant to Sections 7.1(d) or 7.1(e), nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any breach of this Agreement, including, without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

             (d) At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the

AGREEMENT AND PLAN OF MERGER - PAGE 37
part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII
                         INDEMNIFICATION; MISCELLANEOUS

         8.1 INDEMNIFICATION.

             (a) BY THE SHAREHOLDERS. Each Shareholder severally covenants and agrees to defend, indemnify and hold harmless New Visual, its officers, directors, employees, agents, advisers, representatives and affiliates (collectively, the "Buyer Indemnitees") from and against any and all claims, suits, demands, proceedings and actions (collectively, "Claims"), and pay or reimburse the Buyer Indemnitees for any and all damage, loss, liability, or expense (including reasonable attorney's fees and expenses of investigating, defending or prosecuting any Claim, but excluding any Claim for lost profits (collectively, "Damages") resulting from or arising out of:

                   (i) any inaccuracy of any representation or warranty made by Intelecon or any Shareholder herein or under any other Transaction Agreement or in connection herewith or therewith; and

                   (ii) any failure of Intelecon or any Shareholder to perform any covenant or agreement hereunder or under any other Transaction Agreement or to fulfill any other obligation in respect hereof or thereof.

             (b) BY NEW VISUAL. New Visual covenants and agrees to defend, indemnify and hold harmless each Shareholder and his respective agents, advisers, representatives and affiliates (collectively, the "Seller Indemnitees") from and against any and all Claims and Damages (but excluding any Claim for lost profits) resulting from or arising out of:

                   (i) any inaccuracy of any representation or warranty made by New Visual or Acquisition herein or under any other Transaction Agreement or in connection herewith or therewith; and

                   (ii) any failure of New Visual or Acquisition to perform any covenant or agreement hereunder or under any other Transaction Agreement or to fulfill any other obligation in respect hereof or thereof.

             (c) LIMITATIONS ON INDEMNIFICATION. Notwithstanding the provisions of Sections 8.1(a) and 8.1(b) hereof, a party otherwise required to provide indemnification under this Section 8.1 shall not be liable for indemnification pursuant hereto to the extent that any Claim or Damage is found by a court or arbitration panel of competent jurisdiction, after full hearing on the merits, to have resulted from the fraudulent, grossly negligent, bad faith or criminal act or omission of a party otherwise entitled to indemnification hereunder or of such party's officers, directors, employees, agents, advisers, representatives or affiliates. The aggregate maximum liability of an Indemnifying Party (as defined below) pursuant to this Section 8.1 shall be limited to $25 million.

AGREEMENT AND PLAN OF MERGER - PAGE 38

Except with respect to third-party claims as described in Section 8.1(e) below, no party shall make an indemnification claim hereunder until the dollar amount of Damages to such party for all Claims exceeds, in the aggregate, $50,000; provided, however, that no Shareholder shall be liable for a breach of the representation contained in Section 4.1.25 unless the dollar amount of Damages resulting from or arising out of such breach exceeds $200,000.

             (d) ADJUSTMENTS TO INDEMNIFICATION PAYMENTS. Without limiting the obligations of the Indemnifying Party (as hereinafter defined) under this Agreement, (including the timely indemnification of the Indemnified Party), any amount payable by any Shareholder to any Buyer Indemnitee, on the one hand, or by New Visual to any Seller Indemnitee, on the other hand, pursuant to this
Section 8.1 in respect of any Claim shall be net of any insurance proceeds realized by and paid to the Indemnified Party in respect of such Claim. The Indemnified Party shall use its reasonable efforts to make insurance claims relating to any Claim for which it is seeking indemnification pursuant to this
Section 8.1; PROVIDED that the Indemnified Party shall not be obligated to make such an insurance claim if the Indemnified Party in its reasonable judgment believes that the cost of pursuing such an insurance claim together with any corresponding increase in insurance premiums or other chargebacks to the Indemnified Party, would exceed the value of the Claim for which the Indemnified Party is seeking indemnification. In the event the Indemnified Party receives such insurance proceeds after being indemnified by the Indemnifying Party with respect to any Damage, the Indemnified Party shall pay to the Indemnifying Party the net amount of such insurance proceeds (less attorney's fees and other expenses incurred in connection with such recovery) paid to the Indemnified Party.

             (e) INDEMNIFICATION PROCEDURES. In the case of any Claim asserted by a third party against a party entitled to indemnification under this Agreement (the "Indemnified Party"), notice shall be given by the Indemnified Party to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any Claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom; PROVIDED that (i) the counsel for the Indemnifying Party who shall conduct the defense of such Claim or litigation shall be reasonably satisfactory to the Indemnified Party,
(ii) the Indemnified Party may participate in such defense at such Indemnified Party's expense and (iii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is materially damaged as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such Claim or litigation. In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such Claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party

AGREEMENT AND PLAN OF MERGER - PAGE 39
or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such Claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such Claim at the sole cost of the Indemnifying Party; PROVIDED that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such Claim or litigation without the prior written consent of the Indemnifying Party. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such Claim or demand and shall be entitled to settle or agree to pay in full such Claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any Claim or litigation subject to this Section 8.1 and the records of each shall be available to the other with respect to such defense.

             (f) Except as provided in Section 8.1(c), the indemnification provided in this Section 8.1 shall be applicable regardless of whether or not negligence of the Indemnified Party is alleged or proven.

         8.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ETC. The provisions of this Agreement shall survive the consummation of the Merger contemplated hereby. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties that are contained herein, and each such representation and warranty shall survive such investigation and the consummation of the transactions contemplated hereby for a period of twenty-four
(24) months, other than representations and warranties set forth in Sections
4.1.19 and 4.1.21 hereof, which shall survive indefinitely, and the representations and warranties set forth in Section 4.1.7, which shall survive for six (6) years after the Closing. The foregoing limits on survival will not estop any party from obtaining indemnification from another party after such survival date if the claim relating thereto has been timely made prior to expiration of the relevant time period.

         8.3 EXPENSES. Except as otherwise provided herein, Intelecon and the Shareholders, on the one hand, and New Visual and Acquisition, on the other hand, shall bear their respective expenses, costs and fees (including attorneys' and auditors' fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby shall be consummated.

         8.4 SEVERABILITY. If any provision of this Agreement, including any phrase, sentence, clause, section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

         8.5 NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be

AGREEMENT AND PLAN OF MERGER - PAGE 40
in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or (c) sent by next-day or overnight mail or delivery or (d) sent by telecopy or telegram:

                           (i)      if to Intelecon or the Shareholders, at:

                                    Intelecon Services, Inc.
                                    8818 John Carpenter Frwy.
                                    Dallas, Texas  75247
                                    Telecopy:  214.571.0670
                                    Attention:  Eddie Vakser

                           with copies to:

                                    Jackson Walker LLP
                                    901 Main Street
                                    Dallas, Texas 75202
                                    Telecopy:  214.953.5822
                                    Attention:  Brad Whitlock

                           (ii)     if to New Visual or Acquisition, at:

                                    New Visual Entertainment, Inc.
                                    5920 Friars Road, Suite 104
                                    San Diego, California  92108
                                    Telecopy:  619.718.7446
                                    Attention:  Ray Willenberg, Jr.

                           with copies to:

                                    Arter & Hadden LLP
                                    1717 Main Street, Suite 4100
                                    Dallas, Texas  75201
                                    Telecopy:  214.741.7139
                                    Attn:  Lawrence B. Mandala

or, in each case, at such other address as may be specified in writing to the other parties hereto.

         All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery, on the day after such delivery, (x) if by certified or registered mail, on the fifth business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, (z) if by telecopy or telegram, on the next day following the day on which such telecopy or telegram was sent, provided that a copy is also sent by certified or registered mail.

AGREEMENT AND PLAN OF MERGER - PAGE 41

         8.6 MISCELLANEOUS.

         8.6.1 HEADINGS. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

         8.6.2 ENTIRE AGREEMENT. This Agreement (including the Schedules hereto), the other Transaction Agreements (when executed and delivered) and the representations, warranties, agreements and covenants contained herein and therein constitute the entire agreement and supersede all prior agreements, understandings, representations, warranties, covenants and discussions, both written and oral, between the parties with respect to the subject matter hereof, including without limitation that certain letter of understanding dated January 21, 2000, between the parties hereto.

         8.6.3 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

         8.6.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

         8.6.5 ARBITRATION. Except to the extent provided elsewhere in this Agreement, any controversy of any nature whatsoever, including but not limited to tort claims, statutory claims or contract disputes, between the parties to this Agreement (including their directors, officers, executives, agents, successors, assigns, heirs, executors and beneficiaries) relating to the formation, execution, interpretation, breach or enforcement of this Agreement, or relating to any other matter arising from the transactions contemplated herein, shall be submitted to arbitration before the American Arbitration Association ("AAA"), in accordance with their rules then in effect and the substantive law of the State of Texas and the United States. The arbitration shall be held in Dallas County, Texas. Each of the parties to this Agreement shall appoint one person as an arbitrator to hear and determine such disputes, and if they should be unable to agree, then the two arbitrators shall choose a third arbitrator from a panel made up of experienced arbitrators selected pursuant to the procedures of the AAA and, once chosen, the third arbitrator's decision shall be final, binding and conclusive upon the parties to this Agreement. The arbitrators may not award punitive or exemplary damages for tort, contract or other common law claims, but will have the power to award such damages to the extent permitted by an applicable statute and to award prejudgment interest and attorneys' fees to the prevailing party. The award of the arbitration panel may be confirmed by any state or federal court of competent jurisdiction located in Dallas County, Texas, and may be challenged only upon the grounds provided in Section 10 of the Federal Arbitration Act, Title 9, United States Code. This agreement to arbitrate shall survive the execution of this Agreement. THE RIGHT TO ARBITRATE IS INTEGRAL TO AND NOT SEVERABLE FROM THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ THIS ARBITRATION AGREEMENT AND KNOWINGLY CONSENT TO ITS CONSEQUENCES, INCLUDING THE

AGREEMENT AND PLAN OF MERGER - PAGE 42

WAIVER OF THE RIGHT TO LITIGATE CERTAIN DISPUTES. The expenses of such arbitration will be borne by the losing party or in such proportion as the arbitrators decide. A material or anticipatory breach of any section of this Agreement will not release either party from the obligations of this Section 8.6.5.

         8.6.6 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

         8.6.7 ASSIGNMENT. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties hereto; PROVIDED that New Visual may assign this Agreement to any subsidiary of New Visual.

         8.6.8 NO THIRD PARTY BENEFICIARIES. Except as provided in Section 8.1 with respect to indemnification hereunder, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns

         8.6.9 AMENDMENT; WAIVER, ETC. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The representations and warranties of Intelecon and the Shareholders shall not be affected or deemed waived by reason of any investigation made by or on behalf of New Visual (including but not limited to by any of its advisors, consultants or representatives) or by reason of the fact that New Visual or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate.

         8.6.10 CONFIDENTIALITY. Except as otherwise provided in this Agreement, each party to this Agreement will, and will cause its affiliates (and their respective accountants, counsel, consultants, employees and agents to whom they disclose such information) to, keep confidential and not disclose all information obtained by and in the possession of such party and its affiliates or to which such party and its affiliates are given access that in any way relates to the business or operations of the other party hereto. The provisions of this Section 8.6.10 shall not apply to the disclosure by any party hereto or their respective affiliates of any information, documents or materials (i) which

AGREEMENT AND PLAN OF MERGER - PAGE 43
are, or become, publicly available, other than by reason of a breach of this
Section 8.6.10 by the disclosing party or any affiliate of the disclosing party,
(ii) received from a third party not bound by any confidentiality agreement with the other party hereto, (iii) required by applicable Law to be disclosed by such party, or (iv) necessary to establish such party's rights under either this Agreement or any other Transaction Agreement; PROVIDED that, in the case of clauses (iii) and (iv), the person intending to make disclosure of confidential information will promptly notify the party to whom it is obligated to keep such information confidential and, to the extent practicable, provide such party a reasonable opportunity to prevent public disclosure of such information. If the transactions contemplated by this Agreement are not consummated, such information will be immediately returned to the applicable party (to the extent such information consists of originals or copies of records, documents, reports or other written materials).



                            [SIGNATURE PAGE FOLLOWS]

AGREEMENT AND PLAN OF MERGER - PAGE 44

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SHAREHOLDERS:                               NEW VISUAL ENTERTAINMENT, INC.



 /s/ Eddie Vakser                           By:    /s/ Ray Willenberg, Jr.
------------------------------                    ------------------------------
EDDIE VAKSER                                Name:  Ray Willenberg, Jr.
                                            Title: President


                                            INTELECON ACQUISITION, INC.



 /s/ Vladimir Vakser                        By:    /s/ Ray Willenberg, Jr.
------------------------------                    ------------------------------
VLADIMIR VAKSER                             Name:  Ray Willenberg, Jr.
                                            Title: President



                                            INTELECON SERVICES, INC.



                                            By:    /s/ Eddie Vakser
                                                  ------------------------------
                                            Name:  Eddie Vakser
                                            Title: President

AGREEMENT AND PLAN OF MERGER - PAGE 45